EXHIBIT 99.1

FIRST NATIONAL

CORPORATION

Contact:  M. Shane Bell, EVP/CFO

sbell@firstbank-va.com

News Release

(540) 465-9121

July 21, 2005

FIRST NATIONAL CORPORATION ANNOUNCES INCREASE IN 2ND QUARTER EARNINGS

FOR IMMEDIATE RELEASE (Strasburg, Virginia) --- First National Corporation (OTCBB: FXNC) reported second quarter 2005 earnings of $1.4 million or $0.47 per basic and diluted share.  This is a 27.4% increase compared to earnings of $1.1 million or $0.37 per basic and diluted share for the second quarter of 2004.  Net interest income increased 23.6% to $3.9 million for the second quarter of 2005 compared to $3.2 million for the second quarter of 2004.

Noninterest income decreased to $1.1 million for the quarter ended June 30, 2005 compared to $1.5 million for the same period in 2004 as a result of the sale of property in 2004 which generated a gain of $454 thousand.  Noninterest expense increased slightly to $2.9 million for the quarter ended June 30, 2005 from $2.8 million for the same period in 2004.

For the six months ended June 30, 2005, net income was $2.3 million or $0.80 per basic and diluted share.  This is a 19.4% increase over the $2.0 million in net income or $0.67 per basic and diluted share for the six months ended June 30, 2004.  The annualized return on average equity and average assets were 17.70% and 1.11%, respectively, for the six months ended June 30, 2005, compared to 16.43% and 1.10%, respectively, for the six months ended June 30, 2004.

Net interest income increased 20.4% to $7.6 million for the six months ended June 30, 2005 from $6.3 million for the same period in 2004.  The increase was primarily attributable to an 18.8% increase in average interest-earning assets over the same period.  The net interest margin increased 6 basis points to 3.88% for the six months ended June 30, 2005, compared to 3.82% for the same period in 2004.

Noninterest income decreased to $2.0 million for the six months ended June 30, 2005, compared to $2.4 million for the same period in 2004 as a result of the sale of property in 2004 which generated a gain of $454 thousand.  Service charges on deposit accounts, which included overdraft fees, decreased slightly to $1.2 million for the six months ended June 30, 2005 compared to $1.3 million for the same period in 2004.   This decrease was offset by an increase in fees for other customer services which increased 28.0% to $630 thousand for the six months ended June 30, 2005, compared to $492 thousand for the same period in 2004.  Fees for other customer services include ATM and check card fees, trust and asset management fees and brokerage fees.

Noninterest expense increased 7.2% to $5.7 million for the six months ended June 30, 2005, compared to $5.4 million for the same period in 2004.  Salaries and employee benefits increased over the comparable period in 2004 as a result of salary increases and hiring additional employees to support business growth.  This increase was offset by a decrease in legal and professional fees for the six months ended June 30, 2005 compared to the same period in 2004.

Total assets increased 19.9% to $448.5 million at June 30, 2005 from $374.1 million at June 30, 2004.  The majority of the asset growth occurred in the loan portfolio.  Loans, net of the allowance for loan losses, increased 23.3% to $353.4 million at June 30, 2005 from $286.6 million at June 30, 2004.  The allowance for loan losses totaled $3.2 million or 0.90% of total loans at June 30, 2005, compared to $2.8 million or 0.96% of total loans at June 30, 2004.  Net charge-offs were $66 thousand for the six months ended June 30, 2005, compared to $228 thousand for the comparable period of 2004, resulting in a lower loan loss provision of $411 thousand for the six months ended June 30, 2005 compared to $448 thousand for the same period in 2004.  The allowance for loan losses has increased over the last year, which is attributable to the growth of the loan portfolio.  The overall quality of the loan portfolio has improved, which is reflected in the ratio of allowance for loan losses to total loans.

Total deposits increased 16.8% or $50.9 million to $354.6 million at June 30, 2005 from $303.7 million at June 30, 2004.  The deposit mix remained consistent with prior periods as noninterest-bearing demand deposits, savings and interest-bearing demand deposits and time deposits comprised 22.6%, 40.3% and 37.1%, respectively, of total deposits at June 30, 2005, compared to 22.4%, 40.2% and 37.4% for the same period in 2004.  Other borrowings, principally Federal Home Loan Bank advances, totaled $55.2 million at June 30, 2005, compared to $35.2 million at June 30, 2004.

Shareholders’ equity totaled $27.5 million at June 30, 2005, an increase of 14.5% over the June 30, 2004 balance of $24.1 million.  The book value of the Corporation was $9.42 per share and total common shares outstanding were 2,922,860 at June 30, 2005.  Cash dividends paid during the six months ended June 30, 2005 and 2004 were $0.22 per share and $0.20 per share, respectively.  As announced earlier, the Corporation declared a two-for-one stock split on March 16, 2005 with respect to shares of its common stock payable on April 29, 2005 to shareholders of record as of March 30, 2005.

Certain information in this discussion may include forward looking statements that are subject to risks and uncertainties.  These forward looking statements include statements regarding our profitability, liquidity, allowance for loan losses, interest rate sensitivity, market risk, growth strategy, and financial and other goals.  The words “believes,” “expects,” “may,” “will,” “should,” “projects,” “contemplates,” “anticipates,” “forecasts,” “intends,” or other similar words or terms are intended to identify forward looking statements.

These forward looking statements are subject to significant uncertainties because they are based upon or are affected by certain factors.  We have identified factors in our Annual Report on Form 10-K for the year ended December 31, 2004, which can be accessed from our website at www.firstbank-va.com. Because of these uncertainties, our actual future results may be materially different from the results indicated by these forward looking statements.  In addition, our past results of operations do not necessarily indicate our future results.

First National Corporation, headquartered in Strasburg, Virginia, is the financial holding company of First Bank. First Bank is a full service community bank offering traditional banking, trust and investment services from nine retail bank branches in the northern Shenandoah Valley region of Virginia, including Shenandoah County, Warren County, Frederick County and the City of Winchester.  First Bank also owns First Bank Financial Services, Inc., which invests in partnerships that provide investment services and title insurance.

QUARTERLY PERFORMANCE SUMMARY First National Corporation (OTCBB: FXNC) (in thousands, except share and per share data)
	For the Three Months Ended		For the Six Months Ended
INCOME STATEMENT	6/30/2005	6/30/2004	6/30/2005	6/30/2004
Interest and dividend income
Interest and fees on loans	$ 5,581	$ 4,246	$ 10,712	$ 8,327
Interest on federal funds sold	2	2	9	4
Interest on deposits in banks	19	5	35	10
Interest and dividends on securities available for sale:
Taxable interest	526	557	1,022	1,144
Nontaxable interest	102	96	208	196
Dividends	43	17	74	34
Total interest and dividend income	$ 6,273	$ 4,923	$ 12,060	$ 9,715

Interest expense
Interest on deposits	$ 1,632	$ 1,233	$ 3,081	$ 2,393
Interest on federal funds purchased	39	11	66	25
Interest on company obligated mandatorily redeemable securities	119	40	227	74
Interest on other borrowings	540	449	1,104	924
Total interest expense	$ 2,330	$ 1,733	$ 4,478	$ 3,416

Net interest income	$ 3,943	$ 3,190	$ 7,582	$ 6,299
Provision for loan losses	166	285	411	448
Net interest income after provision for loan losses	$ 3,777	$ 2,905	$ 7,171	$ 5,851

Noninterest income
Service charges	$ 661	$ 689	$ 1,246	$ 1,322
Fees for other customer services	361	256	630	492
Gains (losses) on sale of premises and equipment	(11)	441	(11)	435
Gains on sale of loans	55	72	111	97
Gains on sale of securities	18	--	18	--
Other	37	34	26	24
Total noninterest income	$ 1,121	$ 1,492	$ 2,020	$ 2,370

Noninterest expense
Salaries and employee benefits	$ 1,586	$ 1,332	$ 3,111	$ 2,535
Occupancy	182	178	357	357
Equipment	225	217	447	428
Advertising	69	104	145	200
Stationery and supplies	86	73	190	182
Other	732	924	1,488	1,649
Total noninterest expense	$ 2,880	$ 2,828	$ 5,738	$ 5,351

Income before income taxes	$ 2,018	$ 1,569	$ 3,453	$ 2,870
Provision for income taxes	656	500	1,106	904
Net income	$ 1,362	$ 1,069	$ 2,347	$ 1,966

SHARE AND PER SHARE DATA (1)
Net income, basic and diluted	$ 0.47	$ 0.37	$ 0.80	$ 0.67
Shares outstanding at period end	2,922,860	2,924,124	2,922,860	2,924,124
Weighted average shares, basic and diluted	2,923,791	2,924,124	2,923,956	2,924,124
Book value at period end	$ 9.42	$ 8.23	$ 9.42	$ 8.23
Cash dividends	$ 0.11	$ 0.10	$ 0.22	$ 0.20

QUARTERLY PERFORMANCE SUMMARY First National Corporation (OTCBB: FXNC) (in thousands, except share and per share data)
	6/30/2005	6/30/2004

KEY PERFORMANCE RATIOS (YTD)
Return on average assets	1.11%	1.10%
Return on average equity	17.70%	16.43%
Net interest margin	3.88%	3.82%
Efficiency ratio (2)	58.98%	60.77%

ASSET QUALITY (YTD)
Loan charge-offs	$ 177	$ 262
Loan recoveries	111	34
Net charge-offs	66	228
Nonaccrual loans	318	289
Nonperforming loans	318	289
Repossessed assets	59	142

CAPITAL RATIOS
Tier 1 Capital	$ 35,388	$ 32,182
Total Capital	38,609	34,949
Total Capital to Risk Weighted Assets	10.71%	11.73%
Tier 1 Capital to Risk Weighted Assets	9.82%	10.78%
Leverage Ratio	8.16%	8.77%

BALANCE SHEET
Cash and due from banks	$ 9,726	$ 8,799
Interest-bearing deposits in banks	752	1,120
Securities available for sale, at fair value	66,277	61,250
Loans held for sale	459	121
Loans, net of allowance for loan losses	353,365	286,599
Premises and equipment, net	12,696	11,404
Interest receivable	1,520	1,297
Other assets	3,689	3,495
Total assets	$ 448,484	$ 374,085

Noninterest-bearing demand deposits	$ 80,041	$ 67,974
Savings and interest-bearing demand deposits	142,876	122,221
Time deposits	131,721	113,515
Total deposits	$ 354,638	$ 303,710

Federal funds purchased	$ 994	$ 1,484
Other borrowings	55,232	35,249
Company obligated mandatorily redeemable capital securities	8,248	8,248
Accrued expenses and other liabilities	1,840	1,342
Total liabilities	$ 420,952	$ 350,033

QUARTERLY PERFORMANCE SUMMARY First National Corporation (OTCBB: FXNC) (in thousands, except share and per share data)
	6/30/2005	6/30/2004
BALANCE SHEET (continued)
Common stock	$ 3,653	$ 3,655
Surplus	1,465	1,465
Retained earnings	22,365	19,062
Accumulated other comprehensive income (loss), net	49	(130)
Total shareholders’ equity	$ 27,532	$ 24,052

Total liabilities and shareholders’ equity	$ 448,484	$ 374,085

Average balances
Total assets	$ 425,108	$ 359,466
Total shareholders’ equity	$ 26,740	$ 24,066

LOAN DATA
Mortgage loans on real estate:
Construction	$ 43,320	$ 36,235
Secured by farm land	2,211	2,344
Secured by 1-4 family residential	96,024	86,981
Other real estate loans	139,097	93,057
Loans to farmers (except those secured by real estate)	673	323
Commercial and industrial loans (except those secured by real estate)	41,074	35,929
Consumer installment loans	31,027	32,398
Deposit overdrafts	249	244
All other loans	2,911	1,855
Total loans	$ 356,586	$ 289,366
Allowance for loan losses	3,221	2,767
Loans, net	$ 353,365	$ 286,599

(1)  Share and per share data for prior periods have been restated to give retroactive effect of the Company’s two-for-one stock split declared March 18, 2005.  The stock split was payable on April 29, 2005 to shareholders of record March 30, 2005.

(2)  The efficiency ratio is computed by dividing noninterest expense by the sum of net interest income on a tax equivalent basis and noninterest income excluding securities gains and losses.  This is a non-GAAP financial measure that we believe provides investors with important information regarding operational efficiency.  Such information is not in accordance with generally accepted accounting principles (GAAP) and should not be construed as such.  Net interest income on a tax equivalent basis was $7,728 and $6,435 for the period ended June 30, 2005 and 2004, respectively.  Noninterest income excluding securities gains and losses was $2,001 and $1,492 for the period ended June 30, 2005 and 2004, respectively.  Management believes such financial information is meaningful to the reader in understanding operational performance, but cautions that such information not be viewed as a substitute for GAAP.

FIRST NATIONAL CORPORATION

Consolidated Average Balances, Yields and Rates

Six Months Ended June 30, 2005 and 2004

(dollars in thousands)

	Six months ended June 30,
	2005			2004
		Interest			Interest
ASSETS	Average Balance	Income/ Expense	Yield/ Rate (3)	Average Balance	Income/ Expense	Yield/ Rate (3)
Balances at correspondent
banks – interest-bearing	$ 821	$ 36	8.75%	$ 1,140	$ 10	1.83%
Securities:
Taxable	53,766	1,096	4.11%	58,654	1,178	4.04%
Tax-exempt (1)	9,724	314	6.52%	9,022	297	6.61%
Total securities	63,490	1,410	4.48%	67,676	1,475	4.38%
Loans: (2)
Taxable	335,525	10,636	6.43%	265,396	8,259	6.26%
Tax-exempt (1)	3,610	115	6.40%	3,293	102	6.24%
Total loans	337,135	10,751	6.43%	268,689	8,361	6.26%
Federal funds sold	507	9	3.60%	882	4	0.91%
Total earning assets	401,953	12,206	6.12%	338,387	9,850	5.85%
Less: allowance for loan losses	(3,054)			(2,623)
Total nonearning assets	26,209			23,702
Total assets	$ 425,108			$ 359,466

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Checking	$ 62,591	$ 526	1.69%	$ 63,286	$ 378	1.20%
Money market savings	13,176	77	1.19%	10,541	31	0.59%
Regular savings	62,427	545	1.76%	43,775	148	0.68%
Certificates of deposit:
Less than $100,000	74,509	1,154	3.12%	72,106	1,196	3.33%
Greater than $100,000	47,338	780	3.32%	38,292	639	3.36%
Total interest-bearing deposits	260,041	3,082	2.39%	228,000	2,392	2.11%
Federal funds purchased	4,060	66	3.27%	3,204	25	1.57%
Company obligated mandatorily
redeemable capital securities	8,248	227	5.56%	3,490	74	4.25%
Other borrowings	50,689	1,103	4.39%	38,391	924	4.84%
Total interest-bearing liabilities	323,038	4,478	2.80%	273,085	3,415	2.52%
Noninterest-bearing liabilities
Demand deposits	73,367			60,442
Other liabilities	1,963			1,873
Total liabilities	398,368			335,400
Shareholders’ equity	26,740			24,066
Total liabilities and
shareholders’ equity	$ 425,108			$ 359,466
Net interest income		$ 7,728			$ 6,435
Interest rate spread			3.32%			3.33%
Interest expense as a percent of
average earning assets			2.25%			2.03%
Net interest margin			3.88%			3.82%

(1) Income and yields are reported on a taxable-equivalent basis assuming a federal tax rate of 34%. The tax-equivalent adjustment was $146 thousand and $136 thousand for 2005 and 2004, respectively.
(2) Loans placed on nonaccrual status are reflected in the balances.
(3) Annualized